EXHIBIT 99.1

Victor Lee is Appointed CEO of Ascent Solar Technologies

THORNTON, Colo.- (BUSINESS WIRE) - February 2, 2012 - Ascent Solar Technologies, Inc. (NASDAQ:ASTI), a developer of flexible CIGS solar panels, announced today that Victor Lee, Executive Director of TFG Radiant Group Ltd. and its affiliates (“TFG Radiant”), Ascent's largest shareholder, has been appointed President and CEO of the Thornton, Colo., based solar panel manufacturer. TFG Radiant currently owns approximately 20% of the outstanding shares of Ascent, which were acquired in August 2011. In December, 2011, TFG Radiant agreed to purchase an additional 21% of the outstanding stock in a private transaction, through the acquisition of stock owned by Norsk Hydro Produksjon AS. (See Ascent Press Release from January 3, 2012). Upon closing of that transaction, TFG Radiant will own approximately 41 percent of Ascent's outstanding stock.
Mr. Lee, a current and continuing Board Member, will take on his new role voluntarily without any compensation. He will focus on ramping up production, establishing relationships with partners, and developing sales opportunities primarily in Asia.
Dr. Amit Kumar, Chairman of Ascent, said: “We are pleased to see TFG Radiant make a greater commitment to Ascent. Victor, representing our largest shareholder, has tremendous relationships in Asia that will be valuable to Ascent. As we evaluate the changing dynamics of the solar industry, we have been aware for some time that the greatest market opportunities are in Asia, and this change in leadership enables us to take advantage of these changing market dynamics. Victor and his team at TFG Radiant, have substantial financial management backgrounds, have run multiple large organizations, and have very strong financial, government and business relationships in China and East Asia. In addition, Victor is fluent in English, Mandarin and multiple Chinese dialects.”
Dr. Kumar continued, “We thank Ron Eller for his contribution to Ascent in his role as CEO, and we wish him the best in his future endeavors.”
Mr. Eller stated, “I have thoroughly enjoyed helping the development of Ascent, initially as a director and then as CEO. As the company continues to move to high volume production, having Victor's capabilities and relationships in the CEO role will be valuable. I look forward to seeing Ascent transform the way solar power integrates with everyday life.”
Victor Lee, said: “I am excited to take on this new role. When we made our initial investment in Ascent, we were very excited about the revolutionary technology. We continue to see tremendous market opportunities for Ascent's products, and I look forward to personally helping develop those markets and close valuable sales opportunities. TFG Radiant and I are dedicated to the success of Ascent and we are making commitments of time, capital and relationships to hasten that success. While many public and private solar panel manufacturers are having financial troubles, we want to send a very clear message to the marketplace that we believe in a bright future for Ascent. Finally, as Ascent's largest shareholder we are proud to increase our commitment.”
Mr. Lee is the managing director of Tertius Financial Group Pte Ltd, a boutique corporate advisory and private investment firm he founded in February 2009. He brings more than 17 years of experience in corporate banking, real estate finance and investment management, and corporate advisory services at leading worldwide financial institutions. Mr. Lee began his career at Citibank N.A., in 1993, handling small- and medium-sized corporate finance and progressed to a vice president position in the International Personal Banking Division. In 1999 he moved to Deutsche Bank AG as Vice President and in 2004 was promoted to managing director and Singapore Market Head in the Private Wealth Management Division, where he was responsible for management of approximately $1 Billon assets under management. From 2007 until 2009 he was with Morgan Stanley Private Wealth Management, most recently as executive director and head of Singapore/Malaysia markets. Mr. Lee holds a Bachelor's degree in Accounting from the University of Wisconsin and a Master's in Wealth Management from the Singapore Management University.

About Ascent Solar Technologies, Inc.
Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic modules using flexible substrate materials that can transform the way solar power generation integrates into everyday life. Ascent Solar modules, which were named one of TIME Magazine's 50 best inventions for 2011, can be directly integrated into standard building materials, commercial transportation, automotive solutions, space applications, consumer electronics for portable power and durable off-grid solutions. Additional information can be found at www.ascentsolar.com.

Forward-Looking Statements
Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission.

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